Exhibit 2.2

Execution Copy

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of February 3, 2015 by and among Entropic Communications, Inc., a Delaware corporation (the “Company”) and the person listed as a stockholder of MaxLinear, Inc., a Delaware corporation (“Parent”), on the signature page hereto (the “Stockholder”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, the Company, Parent, Excalibur Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub One”), and Excalibur Subsidiary LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub Two”), are entering into an Agreement and Plan of Merger and Reorganization (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of Merger Sub One with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger and becoming a wholly-owned subsidiary of Parent, and, as the second step in a single integrated transaction with the First Merger, the Company merging with and into Merger Sub Two (the “Second Merger,” and, taken together with the First Merger, the “Merger”), with Merger Sub Two continuing as the surviving entity and a wholly-owned subsidiary of Parent, all on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein that are not defined shall have the meanings set forth in the Merger Agreement.

B. The Stockholder is the record and beneficial owner of the number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (together, “Parent Common Stock”) set forth on Exhibit A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Parent, together with securities of Parent that may be acquired after the date hereof, including upon vesting of any restricted stock units on Parent Common Stock held by the Stockholder or upon the exercise of any options to acquire Parent Common Stock by the Stockholder are collectively referred to herein as the “Securities”).

C. As an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

In consideration of the recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Covenants of the Stockholder. The Stockholder agrees as follows:

(a) The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities to any person; provided, that, in the event that the Stockholder is a party, as of the date hereof, to a written plan for trading the Securities in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), the Stockholder may sell pursuant to such 10b5-1 Plan up to that number of Securities as permitted to be sold under such 10b5-1 Plan; provided, that, after the date hereof, the Stockholder shall not amend such 10b5-1 Plan to increase the number of Securities eligible for sale under such 10b5-1 Plan, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect.

(b) At any meeting of stockholders of Parent called to vote upon the Parent Voting Proposal or at any adjournment, postponement or recess thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Parent Voting Proposal, the Stockholder shall vote (or cause to be voted) all of the Securities: (i) in favor of the approval of the issuance of shares of Parent Class A Common Stock in the Merger pursuant to the terms of the Merger Agreement; (ii) against any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction relating to Parent and (iii) against any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, Merger Sub One’s or Merger Sub Two’s conditions under the Merger Agreement or change in any manner the voting rights of any security of Parent (including by any amendments to Parent’s charter or bylaws).

(c) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary to fulfill the Stockholder’s obligations under this agreement, including, without limitation, attending, if applicable, the Parent Stockholder Meeting or any adjournment, postponement or recess thereof (or executing valid and effective proxies to any other attending participant of a Parent Stockholder Meeting in lieu of attending such Parent Stockholder Meeting or any adjournment, postponement or recess thereof).

(d) The Stockholder shall not exercise any rights (including under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares that may arise with respect to the Merger.

(e) The Stockholder authorizes and agrees to permit Parent, Merger Sub One and Merger Sub Two to publish and disclose in the Joint Proxy Statement/Prospectus and any related filings under the securities laws of the United States or any state thereof the Stockholder’s identity and ownership of Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable Law. None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in the Joint Proxy Statement/Prospectus will, at the respective times that the Joint Proxy Statement/Prospectus is filed with the SEC or is first mailed to the holders of the Parent Common Stock, contain any untrue statement of material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a) The Stockholder hereby irrevocably (i) grants to the Company and any designee of the Company, alone or together, the Stockholder’s proxy, and (ii) appoints the Company and any designee of the Company as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, in each case, for and in the name, place and stead of the Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in accordance with Section 1 above at any meeting of the stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the approval of the issuance of shares of Parent Class A Common Stock in the Merger pursuant to the terms of the Merger Agreement. The Stockholder agrees to execute such documents or certificates evidencing such proxy as the Company may reasonably request. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b) The Stockholder represents that any proxies heretofore given in respect of the Securities are not irrevocable, and that any such proxies are hereby revoked.

(c) THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The failure of the spouse, if any, of the Stockholder to be a party or signatory to this Agreement shall not (x) prevent the Stockholder from performing the Stockholder’s obligations contemplated hereunder or (y) prevent this Agreement from constituting the legal, valid and binding obligation of the Stockholder in accordance with its terms.

(b) The Securities and the certificates (or any book-entry notations used to represent any uncertificated shares of Parent Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has valid title to the Securities, free and clear of any Liens (including voting trusts and voting commitments), except as would not limit the Stockholder’s ability to vote the Securities in the manner provided herein and except as provided by this Agreement. As of the date of this Agreement, the Stockholder does not own of record or beneficially any securities of Parent, or any options, warrants or rights exercisable for securities of Parent, other than the Securities set forth on Exhibit A hereto. The Stockholder has full power to vote the Securities as provided herein. Neither the Stockholder nor any of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities, except as would not limit the Stockholder’s ability to vote the Securities in the manner provided herein and except as otherwise contemplated by this Agreement or the Merger Agreement.

(c) (i) No filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the Stockholder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the performance by the Stockholder of the Stockholder’s obligations under this Agreement nor compliance by the Stockholder with any of the provisions hereof shall (x) result in the creation of an encumbrance on any of the Securities or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Securities, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(d) As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder’s and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby in a timely manner.

(e) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Company may assign all or any of its rights and obligations hereunder to any affiliate of the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

5. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, (c) upon the Parent Board effecting a Parent Board Recommendation Change pursuant to Section 6.4(b) of the Merger Agreement, (d) the entry without the prior written consent of Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of Parent’s obligations under the Merger Agreement, in each case, that results in (i) an increase in the Merger Consideration or (ii) a change in the form of Merger Consideration, or (e) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 5, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful, knowing and material breach of this Agreement occurring prior to such termination.

6. Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of Parent Common Stock and not in such Stockholder’s capacity as a director, officer or employee of Parent, Merger Sub One or Merger Sub Two (as applicable) or in the Stockholder’s capacity as a trustee or fiduciary of any Parent Employee Plans and (b) nothing in this Agreement is intended to limit or restrict the Stockholder from taking any action or inaction or voting in favor in the Stockholder’s sole discretion on any matter in his or her capacity as a director of Parent, Merger Sub One or Merger Sub Two or in the Stockholder’s capacity as a trustee or fiduciary of any Parent Employee Plans (if applicable), including, for the avoidance of doubt, taking any action permitted by Sections 6.3 and 6.4 of the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

7. Company. Nothing herein shall be construed to limit or affect any action or inaction by (a) the Company in accordance with the terms of the Merger Agreement or (b) any Affiliate, officer, director or direct or indirect equity holder of the Company acting in his or her capacity as a director or officer of the Company; provided, however, that this Section 7 shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Stockholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent, Merger Sub One and Merger Sub Two or exercise any power or authority to direct the Stockholder in the voting of any of the Securities, except as otherwise provided herein.

9. General Provisions.

(a) Except as otherwise set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated hereby are consummated.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) mailed by registered or certified first-class mail, prepaid with return receipt requested, (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (iv) delivered by facsimile or email which is confirmed in writing by sending a copy of such facsimile or email to the recipient thereof pursuant to clause (i) or (iii) above:

If to the Company:

Entropic Communications, Inc.

6350 Sequence Drive

San Diego, CA 92121

Attention: Lance Bridges

Fax: (858) 546-2408

With a required copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Barbara Borden

Facsimile No.: (858) 550-6420

If to the Stockholder:

At the address and facsimile number and email address set forth set forth in Exhibit A hereto;

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

(d) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic transmission shall be binding for all purposes hereof.

(f) This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(g) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(h) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and proper venue of the Court of Chancery of the State of Delaware, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(i) If any provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable by any rule of law or public policy, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(j) Each of the parties acknowledges that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law or damages, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available in order to enforce the terms hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENTROPIC COMMUNICATIONS, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Security Ownership and Voting Information

Name and Address of Stockholder	Number and Class of Securities Held by the Stockholder

______ shares of Parent Class A Common Stock
______ shares of Parent Class B Common Stock